UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2011

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement.

On December 15, 2011, WellCare Health Plans, Inc. (the “Company”) repurchased for cash all $112.5 million of its outstanding 6.0% Subordinated Notes due December 31, 2016 (the “Notes”) at a purchase price equal to 90% of the principal amount thereof.  The purchased Notes were then canceled.  As a result, the Indenture, dated as of September 15, 2011, between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), relating to the Notes, has been terminated.  The Notes were originally issued on September 30, 2011 pursuant to a Stipulation and Agreement of Settlement entered into in December 2010 between the Company and a group of five public pension funds appointed by the United States District Court for the Middle District of Florida to act as lead plaintiffs in the consolidated securities class action Eastwood Enterprises, L.L.C. v. Farha, et al., Case No.8:07-cv-1940-VMC-EAJ.

The Company will record in the fourth quarter of 2011 a gain due to the repurchase of the Notes.  The Company estimates the gain will be approximately $0.16 in net income per diluted share as reported under generally accepted accounting principles.  The Company also reports certain financial information on an adjusted basis to exclude income and expenses related to previously disclosed government investigations and related litigation that the Company believes are not indicative of long-term business operations.  Because the Notes resulted from litigation associated with the government investigations, the Company expects to exclude the gain on the repurchase of the Notes from adjusted net income for the fourth quarter and year 2011.

A copy of the Indenture was filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed on November 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2011	WELLCARE HEALTH PLANS, INC. /s/ Thomas L. Tran
Thomas L. Tran Senior Vice President and Chief Financial Officer